AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Amendment No. 1

DF Growth REIT II, LLC

750 B Street

Suite 1930

San Diego, CA 92101

(858) 430-8528

www.DiversyFund.com

January 19, 2021

This Offering Circular follows the Form S-11 disclosure format.

DF Growth REIT II, LLC, a limited liability company organized under the laws of Delaware (which we refer to as the “Company,” “we,” “us” or “our”), was formed to acquire interests in real estate assets in the United States. We intend to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes.

The Company is seeking to raise up to $50,000,000 of capital by offering to the public limited liability company interests designated as “Class A Investor Shares,” in what we refer to as the “Offering.” You can read a complete description of these securities in “Securities Being Offered.” We refer to individuals and entities that purchase Class A Investor Shares as “Investors.”

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (1) the date we have sold $50,000,000 of Class A Investor Shares (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

The Offering has no minimum amount. Thus, we will begin to deploy (spend) the money we raise right away, no matter how much or little we raise.

Initially, the Class A Investor Shares will be sold for $10.00 each, with a minimum initial investment of 50 Class A Investor Shares (i.e., $500). We may periodically raise or lower the price of the Class A Investor Shares during this offering to reflect the value of the Company’s assets by filing a supplement or an amendment to this Offering Circular. For more information, see “Securities Being Offering – Price of Class A Investor Shares.”

We are selling these securities directly to the public at our website, www.DiversyFund.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company.

Investing in our Class A Investor Shares is speculative and involves substantial risks, including the risk that you could lose all your money. Before investing, you should carefully review “Risks of Investing.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest” STARTING ON PAGE 39.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe interest rates will rise” is an example of a forward-looking statement.

Because we are talking about a new business, most of the things we say in this Offering Circular are forward-looking statements. In fact, everything we say is a forward-looking statement, other than statements of historical fact.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe interest rates will rise” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in “Risks of Investing.”

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

DF Growth REIT II, LLC, which we refer to as the “Company,” was formed to invest in real estate projects and assets across the United States. The Company will focus primarily on multifamily value-add properties but will also look for opportunities across other commercial real estate sectors, including industrial, self-storage, and medical offices.

Investments, including real estate investments, are often characterized (inexactly) as either “growth” or “income,” with “growth” investments associated with greater risks and potential for higher profits and the “income” investments associated with lower risks and more moderate, and possibly more predictable, profit potential. The Company’s orientation will be toward “growth” investments in real estate. For example, we might invest in a project to acquire and renovate a multi-family property (e.g., an apartment building) or another kind of commercial property.

The manager of the Company, DF Manager, LLC, a Delaware limited liability company, which we refer to as the “Manager,” is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate sponsor and manager, which we refer to as the “Sponsor.” The Sponsor maintains a website, www.DiversyFund.com (the “Site”) where it seeks funding for its real estate projects. At least initially, all of the projects in which the Company invests will be projects of the Sponsor that are listed at the Site. In the future, it is possible that the Company would also invest in real estate projects other than those managed by the Sponsor.

Summary of the Offering

The Company is offering to sell up to $50,000,000 of Class A Investor Shares to the public in what we refer to as the “Offering.” We refer to anyone who purchases Class A Investor Shares as an “Investor.”

The ownership interests in a Delaware limited liability company are referred to as “limited liability company interests.” In the Company, the limited liability company interests are divided between “Investor Shares” and “Manager Shares,” and the “Investor Shares” may be divided by the Manager into separate “Series.” The Manager has created the Class A Investor Shares for this Offering.

Any cash flow and profits generated by the Company will be distributed as follows:

●	Distributions of ordinary operating cash flow will be in the following order of priority:

o	Step One: First, Investors will receive all the operating cash flow until they have received a 7% cumulative, non-compounded annual return on their invested capital.

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o	Step Two: Second, any remaining operating cash flow will be distributed to the owners of the Common Shares (an affiliate of the Manager) in an amount that bears the same proportion to the distributions made pursuant to Step One as 35 bears to 65, i.e., approximately 53.85%.

o	Step Three: Third, any remaining operating cash flow will be distributed 65% to the Investors on a pro rata basis, and 35% to the owners of the Common Shares.

●	Distributions of the net proceeds from capital transactions will be made in the following order or priority:

o	Step One: First, Investors will receive all the net proceeds until they have received a 7% cumulative, non-compounded annual return on their invested capital.

o	Step Two: Second, any remaining net proceeds will be distributed to the owners of the Common Shares (an affiliate of the Manager) in an amount that bears the same proportion to the distributions made pursuant to Step One as 35 bears to 65, i.e., approximately 53.85%.

o	Step Three: Third, Investors will receive any remaining net proceeds to return an allocable portion of the capital they invested.

o	Step Four: Fourth, any remaining net proceeds will be distributed 65% to the Investors and 35% until Investors have received a “internal rate of return” of 12%.

o	Step Five: Fifth, any remaining net proceeds will be distributed 50% to the Investors on a pro rata basis and 50% to the owners of the Common Shares.

NOTE: There is no guaranty that the Company will be able to make any distributions, even to return capital to Investors.

The Company currently intends to wind up its operations by December 31, 2025. However, it may extend that date by up to two years in the Manager’s discretion.

THAT WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR

CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES WHAT WE BELIEVE ARE THE MOST SIGNIFICANT RISK FACTORS AFFECTING THE FUND AND ITS INVESTORS. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

Risks from COVID-19: As of the date of this Offering Circular, the world economy is suffering the sharpest and most severe slowdown since at least the Great Depression, and possibly in history. Despite action by governments and central banks, many experts believe the world faces a prolonged, deep recession if not a depression, with unemployment spiking and large swaths of the global economy shut down. The economic downturn could affect real estate assets in a number of ways, both positively and negatively, as discussed more fully in “The Company and its Business –COVID-19 & The Multi-Family Market” on page 16. As of the date of this Offering Circular, nobody can predict the effects with certainty.

This Is A “Blind Pool” Offering: As of the date of this Offering Circular, the Company has not yet made any investments or identified projects in which it intends to invest. Consequently, you will have to decide whether to invest based on the experience, reputation, and track record of the Manager and the Sponsor, our business plan (all as described in this Offering Circular), and other factors you believe are relevant, rather than seeing and evaluating actual real estate assets. This structure is sometimes called a “blind pool offering.”

Our Auditor Has Raised Questions About our Ability To Survive as a Going Concern: In the audited financial statements attached to this Offering Circular, our auditor has noted the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a “going concern.” As further noted by our auditor, the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts.

You Might Lose Your Money: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guaranties you will get your money back. Buying Class A Investor Shares is not like that at all. The ability of the Company to make distributions depends on a number of factors, including some beyond our control. Nobody guaranties that you will receive payments and you might lose some or all of your money.

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The Company is a Startup Business: Although the principals of the Company have been engaged in the real estate and finance industries for years, the Company is a brand new business. Like any new business, the Company faces challenges on a number of fronts, including attracting and retaining qualified employees, designing and implementing new business systems, technology systems, marketing, and capital formation. If the Company failed in any of these or other key areas, the whole business could fail and Investors could lose some or all of their money.

Our Track Record Does not Guaranty Future Performance: The section of this Offering Circular captioned “Past Performance: Our Track Record So Far” illustrates the performance of certain affiliates of the Manager. However, there is no guaranty that the Company will do well as its affiliates have done. Like most sectors of the national and global economy, the real estate market has been negatively impacted by the spread of COVID-19 and its resulting economic fallout. As a result, there is significant market uncertainty conditions may continue to evolve and we might not be able to adapt. In any case, the Company stands on its own.

Speculative Nature of Real Estate Investing: Real estate can be risky and unpredictable. For example, many experienced, informed people lost money when the real estate market declined in 2007-8. Time has shown that the real estate market goes down without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other Acts of God, some of which can be uninsurable; changes in national or local economic conditions; changes in government policies, including changes in interest rates established by the Federal Reserve; and international crises. You should invest in real estate in general, and in the Company in particular, only if you can afford to lose your investment and are willing to live with the ups and downs of the real estate industry.

Our Growth Focus Increases Risk: The Company intends to focus on real estate projects on the “growth” side of the growth/income spectrum. By definition, these projects will tend to carry greater risk, along with the potential for higher profits.

Arbitrary Pricing: The initial price of our Class A Investor Shares was determined arbitrarily by the Manager, and was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Property Values Could Decrease: The value of the property in which we invest could decline, perhaps significantly. Factors that could cause the value of property to decline include, but are not limited to:

●	Changes in interest rates

●	Competition from existing properties and new construction

●	Changes in national or local economic conditions

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●	Changes in zoning

●	Environmental contamination or liabilities

●	Changes in local market conditions

●	Fires, floods, and other casualties

●	Uninsured losses

●	Undisclosed defects in property

●	Incomplete or inaccurate due diligence

Illiquidity of Real Estate: Real estate is generally illiquid, meaning that it is not typically capable of being readily sold for cash at fair market value. Thus, the Company might not be able to sell a real estate project as quickly or on the terms that it would like. Moreover, the overall economic conditions that might cause the Company to want to sell properties are generally the same as those in which it would be most difficult to sell.

Competition for Projects: To achieve satisfactory returns for our Investors, the Manager must identify projects that satisfy our investment selection criteria and that can be acquired at reasonable prices. There is no guaranty that the Manager will be able to do so. The real estate industry is highly competitive and fragmented. The Manager, directly or through affiliates, will compete with other real estate developers for the most promising projects, and some of those other real estate developers could have substantially greater resources, allowing them to move more quickly, pay more, or have greater access to the best projects. The result could be that the Company winds up investing in projects of lower quality, or where the owner of the project (an affiliate of the Manager) paid too much as a result of intense competition.

The Company will Invest Only in the Sponsor’s Projects: The Company will invest only in projects sponsored or co-sponsored by the Sponsor or its affiliates. These projects will not necessarily be the best projects available.

Entitlement Risks: The Company might invest in projects before some or all of the necessary zoning approvals have been obtained. Securing zoning approval can take a long time and be very expensive, and even after a long and expensive process there is no guaranty that approval will be given. If approvals cannot be obtained the value of the real estate could go down and Investors could lose some or all of their money.

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Governmental Regulation: In addition to zoning approval, any development project will require the approval of numerous government authorities regulating such matters as density levels, the installation of utility services such as water and waste disposal, and the dedication of acreage for open space, parks, schools and other community purposes. Governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. All of these regulations will impose costs and risks on our Projects.

Lack of Representations and Warranties from Sellers. The Company might invest in projects where the seller of the real estate made limited or no representations and warranties concerning the condition of the real estate, the status of leases, the presence of hazardous materials or hazardous substances, the status of governmental approvals and entitlements, and other important matters. If we fail to discover defects through our own due diligence review, but discover them only after the project has bene acquired and the Company has made its investment, we may have little or no recourse against the sellers.

Incomplete Due Diligence: The Manager or an affiliate of the Manager will perform “due diligence” on each project, meaning we will review available information about the project, its current zoning, the surrounding community, and other information we believe is relevant. As a practical matter, however, it is simply impossible to review all of the information about a given piece of real estate (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, or we might not think of all the relevant information, or we might not be able to verify all the information we review. It is also possible that we will reach inaccurate conclusions about the information we have reviewed. Due diligence is as much an art as it is a science, and there is a risk that, especially with the benefit of hindsight, our due diligence will turn out to have been incomplete or inadequate.

Pricing of Assets: The success of the Company and its ability to make distributions to Investors depends on the Manager’s ability to gauge the value of real estate assets. Although the Manager and its principals are experienced real estate investors and will rely on various objective criteria to select properties for investment, including, in all or almost all cases, third-party appraisals, ultimately the value of these assets is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Americans with Disabilities Act: Under the Americans with Disabilities Act (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Some (although not all) of the projects in which the Company invests will be “public accommodations,” and complying with the ADA and other similar laws will make those projects more expensive to build and maintain than they would have been otherwise. Furthermore, it is possible that the ADA could be extended by law or regulation, requiring existing projects to be retrofitted at great expense.

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Difficulty Attracting Buyers and Tenants: Some of the projects in which the Company invests will involve the construction of houses, with the expectation that the houses will be sold once construction is complete. Other projects will involve the construction of multi-family apartment communities, with the expectation that the apartments will be leased to tenants once construction is complete. In either situation, the projects will be built on “spec,” meaning that we will not have a buyer for the house or tenants for the apartments at the time construction begins. Depending on market conditions, we might experience difficulty finding a buyer or tenants, with adverse effects on the profitability of the project.

Construction Risks: Most or all of the projects in which the Company invests will involve substantial renovation of existing properties or construction of new properties. No matter how carefully we plan, the construction process is notorious for cost overruns and delays. If the construction of a project ended up costing significantly more than we had budgeted, or took significantly longer to complete than forecast, or were done improperly, the profitability or even the viability of the project could suffer.

Environmental Risks: The Manager or its affiliates will conduct typical environmental testing on each project to determine the existence of significant environmental hazards. However, it is impossible to be certain of all the ways that a given piece of real estate has been used, raising the possibility that environmental hazards could exist despite our environmental investigations. Under Federal and State laws, moreover, a current or previous owner or operator of real estate may be required to remediate any hazardous conditions without regard to whether the owner knew about or caused the contamination. Similarly, the owner of real estate could become subject to common law claims by third parties based on damages and costs resulting from environmental contamination. The cost of investigating and remediating environmental contamination can be substantial, even catastrophic. The existence of an environmental hazard could therefore present direct or indirect risks to the Company.

Lack of Diversification: The first projects in which the Company invests will probably be concentrated in Southern California because that’s where our Sponsor is located. Therefore, the Company’s portfolio of real estate assets will be relatively undiversified geographically. Portfolio theory suggests that greater diversification reduces risk, and therefore investors considering an investment in the Company should also consider investments that would, in effect, lead to a better-diversified total portfolio.

Concentration of Assets in a Small Number of Projects: The Company will begin deploying capital (that is, investing in projects) right away. This means that, at the extreme, up to 100% of the Company’s assets could be deployed in a single project, significantly increasing the risk of Investors as compared to a portfolio in which the Company’s capital is deployed across a greater number of projects.

No Offering Minimum: Although the Company hopes to raise as much as $50,000,000 from the Offering, it will begin deploying capital (that is, investing in projects) from the first dollar. If the Company raised only a small amount from the Offering – say, $500,000, just to use an example – its business plans would be severely curtailed, creating greater risks for Investors.

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Inability to Implement Liquidity Transactions: We will typically aim to invest in projects that can be liquidated (i.e., sold) within approximately five years. However, there is no guarantee that we will be able to successfully pursue a liquidity event with respect to any of our projects. Market conditions may delay or even prevent the Manager from pursuing liquidity events. If we do not or cannot liquidate our real estate portfolio, or if we experience delays due to market conditions, this could delay Investors’ ability to receive a return of their investment indefinitely and may even result in losses.

Need for Additional Capital: The real estate industry is capital-intensive, and the inability to obtain financing could limit our growth. We may need to raise more money in the future so we can continue to acquire and operate projects. In addition, we might need to raise money to make capital improvements required by law or by market conditions, or for other purposes. There is no guarantee that funding will be available to us when we need it, or on terms that are not adverse to your interests. If we cannot raise additional funding when needed, our operations and prospects could be negatively affected.

Risk of Dilution: If we raise additional capital in the future by issuing equity interests in the Company, your ownership interest would be diluted.

Future Securities Could Have Superior Rights: The Company might issue securities in the future that have rights superior to the rights associated with the Class A Investor Shares. For example, the holders of those securities could have the right to receive distributions before any distributions are made to Investors, or distributions that are higher, dollar for dollar, than the distributions paid to the holders of the Class A Investor Shares, or the right to receive all their money back on a liquidation of the Company before the holders of the Class A Investor Shares receive anything.

Risks Associated with Leverage: We intend to borrow money to finance most or all of the projects in which the Company invests. While debt financing can improve returns in a good market, it carries significant risks in a bad market, and therefore increases our vulnerability to downturns in the real estate market or in economic conditions generally. There is no guaranty that we will generate sufficient cash flow to meet our debt service obligations, and we may be unable to repay, refinance or extend our debt when due. We may also give our lender(s) security interests in our assets as collateral for our debt obligations. If we are unable to meet our debt service obligations, those assets could be foreclosed upon, which could negatively affect our ability to generate cash flows to fund distributions to Investors. We may also be required to sell assets to repay debt and may be forced to sell at times that are unfavorable to the Company, which would likewise negatively affect our ability to operate successfully.

Uninsured Losses: The Manager or an affiliate of the Manager will try to ensure that each project carries adequate insurance coverage against foreseeable risks. However, there can be no assurance that our insurance will be adequate, and insurance against some risks, like the risk of earthquakes and/or floods, might be unavailable altogether or available at commercially unreasonable rates or in amounts that are less than the full market value or replacement cost of the underlying properties. Hence, it is possible that a project would suffer an uninsured loss, resulting in a loss to the Company and Investors. Given the Company’s initial focus on Southern California, the risk of uninsured losses from earthquakes is especially significant.

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Broad Investment Strategy: The Manager has broad discretion to choose projects. An Investor might prefer a more focused strategy.

Loss of Uninsured Bank Deposits: Any cash the Company has on hand from time to time will likely be held in regular bank accounts. While the FDIC insures deposits up to a specified amount, it is possible that the amount of cash in the Company’s account would exceed the FDIC limits, resulting in a loss if the bank failed.

Potential Liability to Return Distributions: Under some circumstances, Investors who received distributions from the Company could be required to return some or all of those distributions. However, Investors generally will not be liable for the debts and obligations of the Company beyond the amount they paid for the Class A Investor Shares.

Limited Liability of Manager: Under the Company’s Limited Liability Company Agreement, the grounds for which an Investor may sue the Manager is very limited. For example, the Limited Liability Company Agreement waives all fiduciary obligations of the Manager. This means that except in rare circumstances, you will not be able to sue the Manager even if the Manager makes mistakes and those mistakes cost you money.

Limited Participation in Management: Investors will not have a right to vote or otherwise participate in managing the Company. For example, Investors will have no voice in selecting the projects in which the Company invests, deciding on the terms of the investment, or deciding when a project should be sold. Only those willing to give complete control to our management team should consider an investment in the Company.

Reliance on Management: The success of the Company depends almost exclusively on the abilities of its current management team. If any of these individuals resigned, died, or became ill, the Company and its Investors could suffer.

Conflicts of Interest: The interests of the Manager could conflict with the interests of Investors in a number of important ways, including these:

●	The interests of Investors might be better-served if our management team devoted its full attention to the business of the Company. Instead, our team will manage a number of different projects.

●	At least initially, the Company will not consider investing in projects other than those controlled by the Manager and its affiliates, even if the projects in question represent better opportunities.

●	The Manager and its affiliates might not invest significant equity in the Company or in the projects in which the Company invests. If they do not, their economic interests could be in conflict with the interests of Investors.

●	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

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●	DF Growth REIT LLC (“Growth REIT I”) was formed by the Sponsor in 2018 and on November 13, 2018 its offering of securities under Regulation A was qualified by the SEC. There could be instances where the same property satisfies the investment criteria of both the Company and Growth REIT I. For more information see “Our Company and Business – Allocation of Projects Between the Company and Growth REIT I.”

●	The lawyers who prepared the Limited Liability Company Agreement, the Investment Agreement, and this Offering Circular represent us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in or most geographically convenient to San Diego, California. We included this provision primarily because the Company’s headquarters are in San Diego. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

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Limitation on Rights in LLC Agreement: The Company’s Limited Liability Company Agreement limits your rights in several important ways, including these:

●	The LLC Agreement significantly curtails your right to bring legal claims against management.

●	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

●	Investors can remove the Manager only in very limited circumstances, even if you think the Manager is doing a bad job.

●	The Manager is allowed to amend the LLC Agreement in certain respects without your consent.

●	The LLC Agreement restricts your right to sell or otherwise transfer your Class A Investor Shares.

●	The LLC Agreement gives the Manager the right to buy back your Class A Investor Shares without your consent if the Manager determines that (i) the Company would otherwise become subject to the Employee Retirement Income Security Act of 1974 (after referred to as “ERISA”), or (ii) you have engaged in certain misconduct.

●	The LLC Agreement provides that all disputes will be conducted in San Diego County, California.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

●	Any claims arising from your purchase of Class A Investor Shares or the Investment Agreement must be brought in the state or federal courts located in San Diego, California, which might not be convenient to you.

●	You would not be entitled to a jury trial.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages.

●	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

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Limits on Transferability: There are several obstacles to selling or otherwise transferring your Class A Investor Shares:

●	There will be no established market for your Class A Investor Shares, meaning you could have difficulty finding a buyer.

●	Under the Limited Liability Company Agreement, the Class A Investor Shares may not be transferred in some circumstances.

●	If you want to sell your Class A Investor Shares, you must first offer it to the Manager.

●	Under the Limited Liability Company Agreement, the Class A Investor Shares may not be transferred if the Manager determines that the transfer could jeopardize the status of the Company as a REIT.

●	To qualify as a REIT, the Limited Liability Company Agreement limits the amount of the Company that any one person may own, which may restrict your ability to sell Class A Investor Shares to others who have invested in the Company.

Taking all that into account, you should plan to own your Class A Investor Shares indefinitely.

Risk of Failure to Comply with Securities Laws: Affiliates of the Company have previously sold securities relying on the exemption under Rule 506(c) of Regulation D issued by the Securities and Exchange Commission, and the current Offering by the Company relies on the exemption under Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the Federal government and State regulators, as well as to lawsuits from investors.

Reduced Disclosure Requirements Under the JOBS Act: The Class A Investor Shares are being offered pursuant to Tier 2 of Regulation A issued by the SEC, as amended pursuant to the Jumpstart Our Business Startups Act of 2012 (known as the “JOBS Act”). Regulation A does not require us to provide you with all of the information that would be required in a registration statement in connection with an initial public offering (IPO) of securities. As a Regulation A issuer, we are also not subject to the same level of ongoing reporting obligations as a typical public reporting company, including, but not limited to, many of the disclosure requirements applicable to public reporting companies under the Securities Exchange Act of 1934.

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We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act. If the Company were to become a public company (e.g., following an IPO) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs, but could also mean that investors receive less information and receive fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless the Company becomes a public reporting company, which we do not plan or foresee.

We Are Not Subject to the Corporate Governance Requirements that Apply to Companies Listed on a National Exchange: Companies whose securities are listed on a national stock exchange (for example, the New York Stock Exchange) are generally subject to a number of rules about corporate governance that are intended to protect investors. For example, the major U.S. stock exchanges require listed companies to have an audit committee made up entirely of independent members of the board of directors (i.e., directors with no material outside relationships with the company or management), which is responsible for monitoring the Company’s compliance with the law. As of the date of this Offering Statement, neither the Class A Investor Shares nor any other securities of the Company are listed on a national exchange, and it is likely that our securities will never be listed on a national exchange. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national exchange.

Regulation As An Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost doing so. In addition, if it were determined that the Company had operated as an investment company without registering as such, we could be subject to significant penalties and, among other things, any contracts the Company had entered into could be rendered unenforceable. As described in “Investment Company Act Limitations.” We intend to conduct our business so that we are not treated as an investment company. However, we might not be successful.

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Failure to Satisfy Conditions of REIT; Taxes on REITs: We intend to elect to be taxed as a real estate investment trust, or “REIT,” under Sections 856 through 860 of the Internal Revenue Code (the “Code”) for purposes of federal income taxes. To qualify as a REIT, the Company must satisfy a number of criteria, both now and on an ongoing basis. Should the Company fail to satisfy any of these criteria, even inadvertently, it could become subject to penalty taxes and/or lose its REIT status altogether, which would make the Company subject to federal income tax and thereby reduce the returns to investors substantially. Further, even if it maintains its REIT status, the Company could be subject to various taxes in some situations. While the Company intends to seek guidance from tax advisors and operate its business accordingly, there is no guaranty that it will be able to avoid taxes and maintain its qualification as a REIT.

We Have Limited Experience Operating a REIT: The Manager has limited experience operating a REIT, which could negatively affect our ability to execute our business strategy, qualify as a REIT, and maintain that status.

REIT Requirements Could Restrict Actions: REITs are subject to a 100% tax on income from “prohibited transactions,” which include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets and other investments at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Required Distributions: As a REIT, we generally must distribute 90% of our annual taxable income to our investors. From time to time we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our investments, potentially at disadvantageous prices, or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts to invest in real estate assets and other investments. Moreover, the distributions received by our stockholders in such an event could constitute a return of capital for federal income tax purposes, as the distributions would be in excess of our earnings and profits.

Federal and State Income Taxes as a REIT: Even if the Company qualifies and maintains its qualification as a REIT, it may be subject to federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. The Company may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. The Company may also decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Company’s investors will be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt would have no benefit from their deemed payment of such tax liability. The Company may also be subject to state and local taxes on its income or property. Any federal or state taxes paid by the Company will reduce the Company’s operating cash flow and cash available for distributions.

FIRPTA Tax on Non-U.S. Sellers: A non-U.S. Investor who sells Class A Investor Shares for a gain would generally be subject to tax under the Foreign Investment in Real Property Tax Act (FIRPTA) if the Company does not qualify as a “domestically controlled REIT,” meaning a REIT in which less than 50% of the value of the outstanding shares are owned by non-U.S. persons. We intend to qualify as a domestically controlled REIT, but there can be no assurance we will always do so.

Lawsuits Against Principals: The principals of our Sponsor, Alan Lewis and Craig Cecilio, are defendants in several lawsuits arising from real estate transactions launched before the Company and even the Sponsor were formed. If decided adversely these lawsuits could have an adverse effect on the Company. See “Our Management Team – Legal Proceedings.”

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

The Company was formed to invest in real estate projects in the United States. The Company will focus primarily on multifamily value-add properties but will also look for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage, and medical office projects. The Company might seek to identify existing projects that have become distressed because of the COVID-19 pandemic, but distressed projects will not be its principal focus.

Investments Through Other Entities

Sometimes the Company will own real estate directly. Most of the time, however, the investments made by the Company will be through other entities (“Project Entities”). For example, if the Company invests in a multi-family property, the property will likely be owned by a different entity, such as a limited partnership or a limited liability company. Typically, Project Entities will be controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it will retain control rights, meaning the Company’s consent will be required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated August 20, 2020, which we refer to as the “LLC Agreement.” A copy of the LLC Agreement is attached as Exhibit 1A-2B.

Management

The Company is managed by the Manager. The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, generally have no right to participate in the management of the Company.

There is only one exception to this rule: the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “Summary of our LLC Agreement and Authorizing Resolution – Management.”

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Investment Strategy

The Company is seeking to invest in a diversified portfolio of predominantly income-producing real estate assets throughout the United States.

Specifically, we intend to invest primarily in multifamily value-add projects in markets that exhibit a trend of strong population and job growth and other favorable local market conditions. The value-add investment strategy entails (i) buying a project that is already stabilized and creating cash flow, (ii) implementing a capital expenditure program where we renovate both the interior units and the exterior of the property over a 18 to 36 month period, and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations will allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

We expect that once the Company has raised $50 million of equity capital, at least 50% of such capital will have been invested in projects of this kind.

The Company might also build new multifamily projects where it believes it can expect a significant profit.

The Company might also lend money to real estate projects to generate current yield.

COVID-19 & The Multi-Family Market

Historically, the multi-family market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

However, the onset of the global COVID-19 pandemic caused by the coronavirus has interrupted many of these positive fundamentals. Many of these interruptions are likely to negatively impact the multi-family market, as least in the near-term. Yet we remain optimistic about the medium-to-long term outlook of the multi-family market and believe the current market presents many exciting investment opportunities.

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First, we believe that the number of new units coming onto the market will remain limited. According to the National Association of Home Builder’s (“NAHB”) Multifamily Production Index (“MPI”), production of new multifamily units has decreased significantly since the onset of COVID-191. Builders are reporting the worst building conditions for multifamily units since the fourth quarter of 20092 and NAHB’s Multifamily Market Vacancy Index (the “MVI”) is showing a significant increase in the number of vacant apartments in multifamily properties3. Collectively, we believe these indicators are unlikely to improve as states continue to grapple with containing COVID-19, meaning that production of new multifamily units will remain stagnant.

Second, we believe the strong negative impacts of COVID-19 on labor markets will result in increased residential mortgage foreclosures and a larger pool of persons interested in multi-family housing. According to Federal Reserve Chairman Jerome Powell, among those persons working in February of 2020, almost 40% percent of those households making less than $40,000 a year lost a job in March of 20204. Many of these jobs were likely in lower-wage industries such as retail and leisure/hospitality which reported industry unemployment rates of 17.1% and 39.3% in April of 2020, respectively5.

At the same time, the rise in COVID-19 cases across the country has increased the risk that the existing mortgage forbearance rate (estimated to be 8.6% of all active mortgages as of the final week of June 2020) will increasingly transition to mortgage foreclosures by the end of 20206. Some initial estimates project that the foreclosure rate could approach 20-30% of all active mortgages7, indicating that the potential pool of people seeking multifamily housing is likely to increase, at least in the short-to-medium term.

1 “Multifamily Production Indices – Q1 2020 (Seasonally Adjusted),” by the National Association of Home Builders, accessed on June 30, 2020 and available at: https://www.nahb.org/-/media/NAHB/news-and-economics/docs/housing-economics/mms/2020-quarter-1/mpi-q1-2020-pdf.pdf

2 Id.

3 “Multifamily Vacancy Indices – Q1 2020 (Seasonally Adjusted),” by the National Association of Home Builders, accessed on June 30, 2020 and available at: https://www.nahb.org/-/media/NAHB/news-and-economics/docs/housing-economics/mms/2020-quarter-1/mvi-q1-2020-pdf.pdf.

4 “An Economic Update by Fed Chair Jerome H. Powell,” by the Peterson Institute for International Economics, accessed on July 9, 2020 and available at: https://www.piie.com/events/economic-update-fed-chair-jerome-h-powell.

5 “Re-Opening America: Low-Wage Workers Have Suffered Badly From COVID-19 So Policymakers Should Focus on Equity,” by Molly Kinder and Martha Ross of the Brookings Institution, accessed on July 9, 2020 and available at: https://www.brookings.edu/research/reopening-america-low-wage-workers-have-suffered-badly-from-covid-19-so-policymakers-should-focus-on-equity/.

6 “Foreclosure Threat Grows as COVID-19 Surges, Fed Says,” by Kathleen Howley, Housingwire.com, accessed on July 8, 2020 and available at: https://www.housingwire.com/articles/foreclosure-threat-grows-as-covid-19-surges-fed-says/.

7 Id.

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Third, this projected increase in mortgage foreclosures is leading to tighter credit markets and increased standards for banks to originate new loans. According to the Mortgage Bankers Association’s Mortgage Credit Availability Index, the availability of mortgage credit has decreased significantly each month since the initial wave of COVID-19 cases in March 2020, and availability of mortgage credit in May 2020 was at is lowest levels since early 20148. This is due in part to major banks increasing their mortgage borrower standards by requiring larger down payments and higher credit scores to receive new mortgage loans9. All of these factors would reduce the pool of persons interested and available to purchase a single-family home, and in turn, increase the demand for multi-family housing.

Finally, we believe that economic fallout from the COVID-19 crisis will ultimately result in more immigration from other countries, which will also increase demand for multi-family housing. While the rapid spread of COVID-19 has led many governments, including the U.S. government, to impose travel restrictions and decrease immigration from certain countries with higher prevalence of COVID-19 infections, we believe that COVID-19’s impact on certain industries will only serve to highlight the need for more immigration. For example, as the agricultural industry has experienced shortages due to localized outbreaks associated with the pandemic, many farms have been unable to fill labor shortages due to a dramatic decrease in immigration. Likewise, immigrant labor is strong in many essential businesses and services, all of which may highlight the important role immigrants play in our country and in our economy.

The Commercial Real Estate Market

The commercial real estate market is currently experienced market challenges in many locations throughout the United States. While retail, hospitality and office assets are experiencing significant vacancies, we expect the multifamily market will not see as steep of declines and in many markets will remain relatively stable given the overall housing shortage.

The Distressed Real Estate Market

Currently, we are beginning to see signs of distressed assets in the market, which allow for the potential to purchase assets at a significant discount. We plan to monitor certain markets for opportunities to invest in distressed assets assuming we are able to negotiate a purchase price that represents a significant discount to where we think true market value is.

8 “Mortgage Credit Availability Index,” by the Mortgage Bankers Association, accessed on July 8, 2020 and available at: https://www.mba.org/news-research-and-resources/research-and-economics/single-family-research/mortgage-credit-availability-index#:~:text=ABOUT%20THE%20MORTGAGE%20CREDIT%20AVAILABILITY,value%20ratio%2C%20etc.

9 “JPMorgan Chase to Raise Mortgage Borrowing Standards As Economic Outlook Darkens,” by Reuters, accessed on July 9, 2020 and available at: https://www.cnbc.com/2020/04/11/jpmorgan-chase-to-raise-mortgage-borrowing-standards-as-economic-outlook-darkens.html

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Due Diligence

When the Company identifies a location or a potential property, it will typically sign a contract and place an escrow deposit to be held with the designated escrow agent. The Company will then conduct extensive due diligence, including physical site inspections, environmental studies, a review of applicable zoning and land use restrictions, title reports, a review of all leases (if any), a review of the revenues and expenses from the property, and a study of the local market and local conditions.

Based on its due diligence, the Company will determine whether to move forward with the property.

Evaluating Alternatives

During the initial 12-36 months of owning and managing the property, the Company will analyze market conditions and decide whether the property should be maintained, refinanced, restructured (i.e., condominium conversion), or sold.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company will pay close attention to the ongoing market cycles in an effort to maximize returns to investors, but given current market conditions, we believe we will be well-positioned to capitalize on the natural ebbs and flows of the real estate investment life cycle. This is because many of our properties will be bought low during the height of the COVID-19 crisis and sold high when markets return to historical norms in the years after the COVID-19 crisis has subsided.

Use of Leverage

We expect to use leverage on most of the real estate properties we invest in, meaning we will use debt to finance a portion of the purchase price. In general, for multifamily value-add projects we will target a loan-to-cost ratio of 65% -- 75%, although that ratio could be higher or lower for specific properties. In certain cases, depending on the property and its underwriting, we might also use mezzanine debt or preferred equity.

Competitive Landscape

The U.S. real estate market as a whole has historically experienced heavy demand and limited supply, with many developers, investors, and other parties competing for property. However, the current pandemic has negatively impacted virtually every sector of the U.S. and global economy, including real estate. Wages for many households are down (some significantly), unemployment is approaching record levels, and banks and other lenders are preparing for an expected deluge of foreclosures.

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As a result, we believe that there will be a surge in existing multi-family housing projects available for purchase for the foreseeable future. At the same time, absent massive intervention into credit markets by the Federal Reserve, the expected tightening of credit markets may decrease the amount of capital to finance such purchases.

Accordingly, we believe the real estate market will favor large institutional investors and others with significant cash on hand or access to alternative financing methods. We may be at a disadvantage to our competition who may have greater capital resources than we do, including cash-on-hand. However, we believe that these larger competitors will focus on more expensive and larger properties, as the economic downturn associated with COVID-19 has also had some impact on medium- and upper-income communities. Thus, the Company will instead look for smaller to mid-sized properties, a market that typically involves individual and smaller institutional buyers rather than large institutions. The relative inefficiency in this segment and the likely surge in available properties due to COVID-19 and its related economic impacts may create excellent investment opportunities.

Allocation of Projects between the Company and DF Growth REIT I

Growth REIT I is focused on real estate assets in the United States, primarily multi-family residential properties. The scope of the Company is broader, but there could nevertheless be instances where the same project fits the investment strategy of both the Company and Growth REIT I. In that case we will evaluate the project seeking to balance both portfolios.

We will try to keep the portfolios balanced in several ways:

●	Geographic Balance. We will try to keep the portfolios balanced geographically. If a new project is located in North Carolina and Growth REIT I already owns three projects in North Carolina, the new project might make more sense in the Company.

●	Risk Balance. Each project carries a risk/reward profile. If a new project is weighted toward a higher risk/reward profile and the Company’s portfolio is already weighted in that direction, the new project might make more sense in Growth REIT I.

●	Balance in Property Rating. Multifamily projects are rated A, B, and C, in declining quality. We will try to achieve an average rating of B in both portfolios.

We might try to achieve balance in other ways as well.

If, in the end, a new project makes equal sense in either the Company or Growth REIT I, it is also possible that both portfolios will invest.

Term of the Company

We will begin deploying the capital we raise in this Offering right away. We intend to operate the Company for approximately five years with the option of up to two additional one-year extensions at the discretion of the Manager.

To wind down the Company, the Manager will seek to generate liquidity for Investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to Investors on an orderly basis. Sales and refinancing will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and Investors, or that we will be able to do so within the time frame we have anticipated.

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PAST PERFORMANCE: OUR TRACK RECORD SO FAR

Narrative Summary

The Sponsor of the Company is DiversyFund, Inc. The principal owners of the Sponsor are Alan Lewis and Craig Cecilio.

The Sponsor was formed in August 2016. Over the last four years, the Sponsor or its affiliates (including other entities of which either Mr. Lewis or Mr. Cecilio was a principal) have acted as the sponsor of six real estate investment opportunities offered to investors under SEC Regulation D, which we refer to as a “Regulation D Programs.” In the aggregate, the Regulation D Programs have raised $15,037,872 from 190 investors and purchased or built five individual properties, all located in California. Of these, one property has been sold. All the Regulation D Programs involved new construction of single-family homes and multi-family properties, and all were more oriented toward “growth” than “income” objectives.

None of the Regulation D Programs (i) has been registered under the Securities Act of 1933; (ii) has been required to report under section 15(d) of the Securities Exchange Act of 1934; (iii) has had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934; or (iv) has, or has had, 300 or more security holders.

In addition to the Regulation D Programs, Growth REIT I has raised approximately $18,992,587 from investors as of the date of this Offering Circular and invested in seven multifamily real estate projects located throughout the United States, with an aggregate purchase price of $43,395,000, all managed and controlled by the Sponsor. None of these properties has been sold. These projects, too, are more oriented toward “growth” than “income.”

Growth REIT I prepares and files the public reports required by Regulation A, including annual and semi-annual reports. All of the public filings of Growth REIT I are available on EDGAR, the SEC’s electronic portal, and will be provided to prospective investors upon request and free of charge.

All the Regulation D Programs and Growth REIT I have investment objectives similar to those of the Company.

There have been no major adverse business developments or conditions experienced by Growth REIT I or any of the Regulation D Programs that would be material to purchasers of the Class A Investor Shares, other than the COVID-19 pandemic affecting real estate generally.

The following properties have been built or acquired during the last three years by Growth REIT I or a Regulation D Program:

Entity	Property Type	Location	Financing
DiversyFund Granito LLC	Single Family Residence	Los Angeles, CA	Debt
DiversyFund Park Blvd LLC	59 Units Multifamily	San Diego, CA	Equity
DiversyFund Monterey LLC	Single Family Residence	Monterey, CA	Debt
The Sardinia Group Inc.	8 Units Student Housing	San Diego, CA	Equity
DF Summerlyn LLC	200 Units Multifamily	Killeen, TX	Equity
McArthur LG LLC	121 Units Multifamily	Fayetteville, NC	Equity
Blvd West LLC	242 Units Multifamily	Greenville, NC	Equity
Woodside Highland UT, LLC	54 Units Multifamily	Highland, UT	Equity

For more detailed information about these acquisitions see Table VI of the prior performance tables.

Prior Performance Tables

For more information about the prior Programs, please refer to Exhibit 1A-15.2 – Results of Prior Programs, below. The information presented in Exhibit 1A-15.2 is presented as of December 31, 2019.

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WHAT IS A REIT, ANYWAY?

The Company intends to be treated as a Real Estate Investment Trust, or “REIT.”

A REIT is just a tax concept: an entity that is treated as a corporation for Federal income tax purposes and satisfies a long list of requirements listed in section 856 of the Internal Revenue Code. These requirements include:

●	The kinds of assets it owns

●	The kind of income it generates

●	Who owns it

●	How much of its income it distributes to its owners

A REIT is not a function of securities laws. Thus, many REITs have “gone public” by offering their securities in offerings that are registered under the Securities Act of 1933, while many other REITs are still private. Some “public” REITs have registered their shares on a national securities exchange, allowing the shares to be publicly traded, while the shares of other “public” REITs are traded privately. There are very large REITs and very small REITs, and everything in between. Some REITs invest in one class of real estate assets, others invest in completely different classes of real estate assets (e.g., only mortgages), and still others invest in multiple classes of real estate assets. The only thing all these companies have in common, being REITs, is that they all satisfy the requirement in section 856 of the Code.

Why go through the headache of satisfying all those rules to become a REIT? Just taxes:

●	If the Company were a regular limited liability company, not a REIT, then the income of the Company would be reported to Investors on Form K-1. Transferring the information from Form K-1 to his or her own personal tax return can be difficult and time-consuming.

●	Conversely, if the Company were a corporation and did not qualify as a REIT, it would be subject to tax on its income at the corporate level, and investors would then be subject to tax again when the Company distributed its income, resulting in two levels of tax on the same income.

●	As a REIT, the Company will not itself be subject to tax, and Investors will receive only a simple Form 1099 to report their income from the Company.

If you are interested, you can read much more detailed information about the tax treatment of REITs in “Federal Income Tax Consequences.”

The Company is a limited liability for purposes of state law, but has elected to be treated as a corporation for Federal income tax purposes. That’s what allows the Company to be treated as a REIT.

OUR ORGANIZATIONAL STRUCTURE

When Investors buy Class A Investor Shares, they are buying an interest in DF Growth REIT II, LLC, which is a Delaware limited liability company that has made an election to be taxed as a corporation (and as a REIT) for Federal income tax purposes. We refer to that entity as the “Company.”

Apart from Investors, the only other owner of the Company today is DiversyFund, Inc., which we refer to as the “Sponsor.”

DF Manager, LLC, a Delaware limited liability company, which we refer to as the “Manager,” controls all of the aspects of the Company’s business and operations, including investment decisions (that is, deciding which properties to buy and sell and when to buy and sell them).

Of course, the Company could admit additional members in the future.

The following diagram illustrates the organizational structure of the Company, where Investors are included in the box at the right:

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OUR MANAGEMENT TEAM

Names, Ages, Etc.

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Craig Cecilio	Chief Executive Officer	47	Indefinite	20 Hours
Alan Lewis	Chief Financial Officer	43	Indefinite	20 Hours
Tom Powell	Senior Transaction Manager	36	At Will	Full Time
Van Vogel	Executive Vice President of Real Estate	59	At Will	Full Time
Andrew Witkowski	Vice President – Acquisitions	47	At Will	Full Time
George Jalil	Vice President – Acquisitions	36	At Will	Full Time
Ginger Vyterna	Senior Asset Manager	47	At Will	Full Time

NOTE: All these individuals are employed by DiversyFund, Inc., the Sponsor, not by the Company directly. The Sponsor is the sole member, and the manager, of DF Manager, LLC, which is the Manager of the Company.

Business Experience

Craig Cecilio

Mr. Cecilio is the Chief Executive Officer and Co-Founder of the Sponsor, DiversyFund, Inc. Mr. Cecilio has worked in the real estate industry for nearly 20 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family residences in California as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate lending business, Coastal California Funding Group, Inc., which underwrote and financed residential renovations and ground-up construction in California coastal markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business.

Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of real estate-backed bridge loans used primarily to “pre-fund” many of the Manager’s real estate projects. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets, having raised over $100 million in debt or equity for real estate transactions in the last three years, and has developed and managed over $50 million of residential property (renovations and ground-up). Mr. Cecilio is a graduate of the University of Colorado at Boulder.

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Alan R. Lewis

Mr. Lewis is the Chief Investment Officer and Co-Founder of the Sponsor, DiversyFund, Inc. Prior to the launch of the Manager, he was the head of the real estate private equity division of a real estate investment and development firm based out of Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multi-family projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently working as a Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects.

Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm (Chambers USA). His practice included IPO’s, mergers and acquisitions, and commercial real estate, including the acquisition and refinancing of several Fifth Avenue commercial buildings, acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has worked on transactions totaling, in aggregate, over $41 billion. Mr. Lewis received a BA from Brigham Young University and a JD from Columbia Law School, where he was a Senior Editor on the Columbia Law Review. Mr. Lewis is admitted to practice law in New York and previously held Series 7, 66 and 79 FINRA licenses.

Van Vogel

Mr. Vogel is the Executive Vice President of Real Estate for DiversyFund, Inc. where he oversees the Company’s acquisitions and financing in commercial real estate. Mr. Vogel brings over 30 years of executive real estate experience in the commercial multi family space. Previously he was CEO of Prime Financial Development, a national commercial mortgage lender where he specialized in multi-family projects and acquisitions.

Prior to PFD he was president of Virginia Financial Development, a commercial real estate lending firm primarily doing business in the South East. Mr. Vogel also was the President of Accurate Title, an escrow and settlement company in eastern Virginia for 14 years and has expanded knowledge of real estate legal transactions.

Mr. Vogel has closed and settled over 5 billion in real estate transactions over the last 30 years.

Andrew Witkowski

Mr. Witkowski leads the acquisition efforts for DiversyFund in the Northeast, Southeast, and Great Lakes markets. Based in New York City, he was recently Director of Real Estate for Sumitomo Corporation of Americas, a Fortune Global 500. There he focused on the full life cycle—from acquisition through disposition--of multi-family apartments, in addition to developing master-planned communities.

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An accomplished and versatile Investment and Acquisition executive with twenty-plus years of complete lifecycle real estate experience from sourcing to acquisition through debt and equity placement to project disposition, Mr. Witkowski’s experience includes: co-founder of a real estate investment management startup and Vice President of Acquisitions at TGM Associates, a SEC registered pension fund and investment advisory firm. He has built or acquired nearly 6,000 multifamily units as well as office and land assets all totaling in excess of $2.5 Billion.

George Jalil

Mr. Jalil leads the acquisition efforts for DiversyFund in the Southern U.S. markets. Mr. Jalil was recently the Vice President of Capital Markets at Pillar Income Asset Management based out of Dallas, Texas. During his time at Pillar, Mr. Jalil oversaw all real estate acquisition, disposition, and financing activities of multifamily value-add assets and ground-up development within multiple private and public portfolios.

Mr. Jalil’s diverse and versatile commercial real estate experience stretches across multiple facets of the industry including: brokerage, debt acquisitions, private equity, real estate valuation, property management, capital markets, asset management, advisory, and sponsor acquisitions. With over a decade in commercial real estate acquisitions, Mr. Jalil has a proven track record of full-cycle value-add multifamily transactions totaling over $1.1 billion across 10,200 units in geographies throughout the U.S. sunbelt.

Tom Powell

Mr. Powell is the Senior Transaction Manager at DiversyFund, Inc. where he is responsible for all aspects of closing commercial real estate investments for DiversyFund’s Multi-Family Fund. Responsibilities include negotiating the Purchase and Sale Agreement (PSA), managing the due diligence process, review and submission of loan documents, reviewing and adjusting DiversyFund underwriting, and scheduling with third-party contacts. Mr. Powell teams with DiversyFund’s VP of Acquisitions and is the main interface with lenders, brokers/sellers, outside attorneys, third-party vendors, and escrow officers.

Mr. Powell has transacted on over $1 billion of real estate in his career. He started his career at Lee and Associates where he focused on leasing and sales of commercial properties. At Pacific Southwest Realty Services he secured over $300 million in debt capital with total capitalization of over $600 million. At AMC Investments Mr. Powell closed over 20 joint venture acquisitions with a total capitalization of over $400 million.

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Ginger Vyterna

Ginger Vyterna brings over 27 years of progressive management in operations, acquisitions, asset management and development within the multifamily arena to DiversyFund. With a keen understanding of both conventional and LIHTC assets from the on-site level to executive leadership, her portfolios have continually exceeded organizational expectations. By establishing acquisition protocols, creating custom business plans and understanding diversity she has continually led her teams through difficult market trends while repositioning value-add communities throughout the country. Her tenure at Ram Real Estate, Atlantic | Pacific Management, Priderock Capital Partners, Grand Peaks and New Urban Communities have provided hands on experience in multiple markets from Oregon to New Jersey. Her experience with understanding the multifamily business model will assure the management of our assets exceeds investors’ expectations.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, while Mr. Cecilio and Mr. Lewis own more than 80% of the Sponsor.

Family Relationships

There are no family relationships among the Executive Officers and Significant Employees of the Company.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

The principals of our Sponsor, Craig Cecilio and Alan Lewis, are currently defendants in three lawsuits arising from real estate transactions. The Company is not involved in any of the lawsuits and is not responsible for any of the liabilities alleged in the lawsuits, directly or indirectly.

In 2015, before the Sponsor or the Company were formed, Mr. Cecilio raised capital for a project involving ground-up construction located in La Jolla, California. When the project ran into financial difficulty, with the lender threatening to foreclose, Mr. Cecilio and Mr. Lewis both personally guaranteed a loan from a new lender to protect the interests of the equity investors, although they were not obligated to do so. Although the project was completed, it was financially unsuccessful and unable to repay all the guaranteed debt. The lender has brought suit against Mr. Cecilio and Mr. Lewis for the deficient loan balance of approximately $1.9 million.

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Mr. Cecilio and Mr. Lewis have asserted counterclaims against the lender. Among other things, they allege that the general contractor hired at the insistence of the lender was responsible for the failure of the project by causing significant delays and budget overruns, and that the lender and the contractor should be viewed as joint-venturers.

In the same project, an individual loaned money to the borrower entity, secured by a second lien and personal guarantees by Mr. Cecilio and Mr. Lewis. When the project ran into financial difficulty it was discovered that the second lien had not been properly recorded, resulting in a significant loss to the lender. The lender sued her lawyer for legal malpractice and the lawyer has made a cross-claim against Mr. Cecilio and Mr. Lewis relating to their personal guaranty. The amount of the cross-claim is approximately $1 million.

An equity investor in the same project has filed a lawsuit alleging that the Sponsor, Mr. Cecilio, and Mr. Lewis failed to provide adequate disclosure, were professionally negligent, and breached their fiduciary duty on several projects, all funded before the Sponsor or the Company were formed. The investor is claiming damages of approximately $774,000 in the aggregate. On a separate project, the same investor is suing on a personal guaranty of approximately $55,000.

Mr. Cecilio and Mr. Lewis are vigorously defending all of these lawsuits and expect them to be settled with no impact on the Company. If all of the lawsuits resulted in judgments against Mr. Cecilio and Mr. Lewis for the full amount claimed, however, it could affect the Company adversely in several ways:

●	It would impair the credit of Mr. Cecilio and Mr. Lewis personally, which could indirectly impair the credit of the Company, in the sense that a lender that would otherwise accept the guaranty of Mr. Cecilio and Mr. Lewis for a loan to the Company would no longer be willing to do so or such lender would require less favorable terms on a loan such as a higher interest rate that could adversely affect the overall returns of the Company.

●	The owners of properties the Company would like to buy might be less inclined to deal with the Company.

●	Depending on the size of the judgment, Mr. Cecilio and/or Mr. Lewis could be forced into bankruptcy.

●	Mr. Cecilio and Mr. Lewis control the Company indirectly. In a worst-case scenario, a large judgment could result in a loss or dilution of their control.

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COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) three ways:

●	They receive fees

●	They invest alongside Investors and receive the same distributions as Investors

●	They receive the Promoted Interest

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mr. Lewis and Mr. Cecilio, the owners of the Sponsor, do not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest.

Fees

Type of Fee	Description and Amount
Reimbursement

The Company will reimburse the Sponsor for expenses the Sponsor incurs in connection with the Offering, before the Offering is “qualified” by the SEC (after the Offering is qualified, the expenses will borne by the Company itself, directly). However (i) the Sponsor will not be entitled to any reimbursement until the Company has raised at least $1,000,000 from the sale of Class A Investor Shares; (ii) if the Company raises only $1,000,000 from the sale of Class A Investor Shares, the Sponsor’s reimbursement will be limited to a maximum of $100,000; (iii) the Sponsor will not be entitled to full reimbursement until the Company has raised $3,000,000 from the sale of Class A Investor Shares; and (iv) if the Company raises more than $1,000,000 but less than $3,000,000 from the sale of Class A Investor Shares, the reimbursement in excess of $100,000 will be pro rated.

Estimate: The Sponsor currently estimates that its total expenses for the Offering, before the Offering is qualified, will be approximately $75,000.

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Asset Management Fee

The Sponsor will charge each Project Entity an asset management fee equal to 2% of the gross operating income (typically gross rental revenue) of the real estate project owned by the Project Entity.

Estimate: The amount of the asset management fee will depend on the gross operating income of the real estate asset. We cannot make a reasonable estimate at this time.

Sponsor Fee

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) a sponsor fee of between 6% and 8% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Estimate: If the Company raises the full $50,00,000 and maintains an average leverage ratio (borrowing) of 55%, the sponsor fee would range between $6,666,666 and $8,888,888.

Property Disposition Fee

Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

Estimate: The amount of the disposition fee will depend on the selling price of assets by the Company and any joint ventures and, in the case of joint ventures, the terms our Sponsor negotiates with joint venture partners. We cannot make a reasonable estimate at this time.

Financing Fee

Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

Estimate: The amount of the financing fee will depend on the selling price of assets by the Company and any joint ventures and, in the case of joint ventures, the terms our Sponsor negotiates with joint venture partners. We cannot make a reasonable estimate at this time.

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Construction Management Fee

The Sponsor might provide construction management services. If so, the Sponsor be entitled to a construction management fee equal to 7.5% of actual construction costs.

Estimate: The amount of the construction management fee will depend on the nature and cost of the construction services the Manager provides. We cannot make a reasonable estimate at this time.

Guaranty Fee

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor will be entitled to a guaranty fee equal to 0.5% of the loan.

Estimate: The amount of the guaranty fee will depend on the amount of loans requiring a guaranty. We cannot make a reasonable estimate at this time.

Other Fees

The Company or Project Entities might engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors.

Estimate: We cannot make a reasonable estimate of other fees at this time.

Co-Investment

The Sponsor and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in “Securities Being Offered – Distributions” starting on page 35, the Sponsor is entitled to receive certain distributions that we refer to as the “Promoted Interest.” The Promoted Interest is paid in two levels: first, after Investors have received a 7% preferred return on their investment, the Sponsor is entitled to a catchup return equal to approximately 53.85% of the preferred return paid to Investors; and second, after Investors have received their preferred return and the Sponsor has received its catchup return, the Sponsor is entitled to 35% of the remaining profits.

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How much money the Sponsor ultimately receives as a Promoted Interest therefore depends on a number of factors, including:

●	How much capital is raised in the Offering;

●	The investment returns the Company is able to achieve;

●	When those returns are achieved (the Company might not achieve the same return every year);

●	When the Company distributes money to Investors; and

●	The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Sponsor and its affiliates; and

●	Any transactions between the Company and the Sponsor or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions they have received from the Company (not fees), over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

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Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage	Compensation
Organization	None

Acquisition	● Asset Management Fee ● Sponsor Fee ● Financing Fee

Operation	● Asset Management Fee ● Guaranty Fee ● Financing Fee ● Returns from Co-Investment ● Promoted Interest ● Disposition Fee

Liquidation	● Returns from Co-Investment ● Promoted Interest ● Disposition Fee

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SECURITY OWNERSHIP OF MANAGEMENT

The limited liability company interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager has the authority to divide the 19,000,000 Investor Shares into one or more “classes,” by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 7,500,000 Class A Investor Shares.

As of the date of this Offering Circular, the limited liability company interests of the Company are owned as follows:

Common Shares

Beneficial Owner	Number of Shares	Percent of Class
DiversyFund, Inc.* 750 B Street Suite 1930 San Diego, CA. 92101	1,000,000	100%
DF Manager, LLC 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Alan Lewis 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Craig Cecilio 750 B Street Suite 1930 San Diego, CA. 92101	0	0%

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
None	0	0%

* DiversyFund, Inc., the Sponsor, is controlled by Mr. Lewis and Mr. Ceclio.

VOTING RIGHTS OF OWNERS

Under the LLC Agreement, the Manager has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company or the Company, except that the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “Summary of Our LLC Agreement and Authorizing Resolution – Management.”

The Manager is owned by the Sponsor, which is controlled by Mr. Lewis and Mr. Cecilio. Thus, except as provided above, they have complete control over the Company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into a Management Agreement with the Manager, pursuant to which the Manager will provide management and investment management services as described in “Summary of LLC Agreement and Authorizing Resolution – Management.” Under the Management Agreement, the Company will pay the Sponsor certain fees as described in “Compensation of Management.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. Thus, the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them might also invest in the Company by purchasing Class A Investor Shares, along with other Investors.

SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $50,000,000 of our Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

●	The LLC Agreement, which is attached as Exhibit 1A-2B; and

●	The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

Initially, we will offer the Class A Investor Shares at $10 per Class A Investor Share. During the term of this Offering, we may increase or decrease the price per Class A Investor Share to reflect changes in the value of our assets and the amount of our liabilities, which will be determined by the Manager in its sole and absolute discretion.

To determine the price of the Class A Investor Shares, the Manager would:

●	Determine the fair market value of the Company’s assets, using appraisals and/or such other methods as the Manager may determine, including its own judgment;

●	Determine the amount of the Company’s liabilities; and

●	Determine the amount that a purchaser of Class A Investor Shares would receive if all of the assets of the Company were sold for their fair market values, less hypothetical sales commissions and transaction costs, all the liabilities of the Company were satisfied, and the net proceeds were distributed in accordance with the LLC Agreement.

Changes in the price of the Class A Investor Shares will be reflected in a supplement or amendment to this Offering Statement filed with the SEC. At this time, the Manager cannot reasonably estimate when or how often it will amend the Offering price. Such amendments will depend upon numerous factors, including, but not limited to, (i) the amount of capital raised in this Offering, (ii) our ability to effectively deploy the capital we raise, (iii) the timing of actual asset acquisitions and dispositions by the Company, and (iv) the value of assets acquired or disposed of by the Company.

Voting Rights

Owners of the Class A Investor Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Manager exclusively. However, under certain circumstances Investors have the right to remove the Manager for “cause.”

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Distributions

We intend to make distributions periodically, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

We divide distributions into two categories:

●	Distributions of ordinary operating cash flow (for example, net income from the rental of a property, after expenses); and

●	Distributions of the net proceeds from “capital transactions” like sales or refinancing of properties (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be in the following order of priority:

●	Step One: First, Investors will receive all the operating cash flow until they have received a 7% cumulative, non-compounded annual return on their invested capital. We refer to this as the “Preferred Return” of Investors.

●	Step Two: Second, any remaining operating cash flow will be distributed to the owner of the Common Shares (the Sponsor) in an amount that bears the same proportion to the total Preferred Return paid to date as 35 bears to 65, i.e., approximately 53.85%. We refer to this as the “Catchup Return.”

●	Step Three: Third, any remaining operating cash flow will be distributed 65% to the Investors on a pro rata basis, and 35% to the owner of the Common Shares.

Distributions of the net proceeds from capital transactions will be made in the following order or priority:

●	Step One: First, Investors will receive all the net proceeds until they have received their entire Preferred Return.

●	Step Two: Second, any remaining net proceeds will be distributed to the owners of the Common Shares in an amount equal to the Catchup Return.

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●	Step Three: Third, Investors will receive any remaining net proceeds to return an allocable portion of the capital they invested*.

●	Step Four: Fourth, any remaining net proceeds will be distributed 65% to the Investors and 35% until Investors have received an “internal rate of return” of 12%**.

●	Step Five: Fifth, any remaining net proceeds will be distributed 50% to the Investors on a pro rata basis and 50% to the owner of the Common Shares.

We expect to make distributions of ordinary operating cash flow on at least an annual basis, i.e., once per year. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction.

*	When we say that all distributions of the net proceeds from capital transactions will first be distributed to Investors until they have received an “allocable portion” of the capital they invested, we mean that when the Company enters into a capital transaction like a sale or refinancing, and decides to distribute some or all of the proceeds (as opposed to reinvesting the proceeds in other properties), the Manager will allocate all of the capital contributed by Investors (less any previous distributions of capital) among all of the properties owned by the Company, based on an estimate of the fair market value of each property (less debt encumbering each property). This will allow the Manager to determine how much capital is allocable to the property involved in the capital transaction.

**	“Internal rate of return” is a financial concept that measures the overall return from an investment, taking into account all the money you put in as well as all the money you took out, as well as the timing of each contribution and distribution. Solely by way of example, you would have an internal rate of return if you contributed $100 to an investment and:

●	Liquidated the investment in one year for $116; or

●	Received no distributions for five years, and at the end of the fifth year liquidated the investment for $210.03; or

●	Received a payment of $16 at the end of year, and received your $100 back at the end of the fifth year.

We calculate the internal rate of return using the XIRR function in Microsoft Excel, the spreadsheet program.

NOTE CONCERNING CALCULATION OF RETURNS: In general, we will calculate the returns of Investors beginning on the last day of the month in which an Investor purchases his, her, or its Class A Investor Shares.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates (including Mr. Cecilio and Mr. Lewis) have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions they have received from the Company, over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their its affiliates.

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How We Decide How Much To Distribute

To decide how much to distribute, we start with our revenues, which may include proceeds from the sale or refinancing properties and rental income, and then subtract our actual expenses, which may include items such as management fees (including fees to the Manager), bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, legal and accounting fees, travel expenses, and fees paid to third parties. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute anything to Investors.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not compromise the Company’s election to be taxed as a REIT for purposes of Federal income taxation.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the redemption would be beneficial in allowing the Company to retain its status as a REIT.

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●	If the Manager determines that (i) such Investor made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company; (iii) the Manager believes that such Investor’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Investor has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Investor is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

If an Investor’s Class A Investor Shares are purchased pursuant to such a request, the price will be equal to:

●	If the purchase occurs before December 31, 2020, or within six months after the Investor purchased his, her, or its Class A Investor Shares from the Company, the amount the Investor paid for the Class A Investor Shares; and

●	Otherwise, 90% of the amount the selling Investor would have received had all assets of the Company been sold for their net asset value and the proceeds, less all liabilities and expenses, been distributed in liquidation of the Company.

The purchase price will be paid by wire transfer or other immediately-available funds.

No Right Of Redemption

Investors do not have the right to cause the Company to re-purchase (redeem) their Class A Investor Shares.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Sponsor will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

●	Distributions: As the holder of the Common Shares, the Sponsor will be entitled to the distributions described above.

●	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

●	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

●	Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.DiversyFund.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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PLAN OF DISTRIBUTION

Size of Offering

We are offering up to $50,000,000 of our Class A Investor Shares in the Offering. We will begin deploying the proceeds of the Offering (that is, we will begin to invest in real estate projects) as soon as we begin raising capital, without waiting to raise any minimum amount.

Who is Selling Shares

Only the Company itself is selling securities in this Offering. No securities are being sold by or on behalf of any existing owner of the Company.

Who Can Buy Shares

Anyone 18 or older can buy Class A Investor Shares, regardless of income or net worth. If you are not an “accredited investor” the law limits how much you can invest. See “Limit on Amount a Non-Accredited Investor Can Invest.”

Term of Offering

The Offering will begin as soon as our offering statement is “qualified” by the SEC. The Offering will end upon the earlier of (1) the date we have sold $50,000,000 of Class A Investor Shares (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

Minimum Initial Investment

The minimum initial investment is 50 Class A Investor Shares, or $500.

Manner of Distribution

The Class A Investor Shares will be offered by the Company itself through www.DiversyFund.com, which we refer to as the “Site.” Purchases and sales of our Class A Investor Shares made through our Site will not be subject to any sales commissions or fees.

How To Invest

To buy Class A Investor Shares, visit the Site and register, locate the Offering, and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

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We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-6A.

You will pay for your Class A Investor Shares using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why. We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

Your Class A Investor Shares will be issued in electronic form only. We will not issue you a paper certificate representing your Class A Investor Shares.

Escrow

When you invest through our Site, your money will be held in an escrow account with Prime Trust, LLC, a third-party financial institution that will serve as the escrow agent. Your investment will be held only until we review your subscription and decide whether to accept it. If we decide to reject your subscription for any reason, we will return your funds to you without interest or deduction.

Advertising the Offering

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, our advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class A Investor Shares.

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Supplements and Amendments to Offering Circular

From time to time we will supplement or amend this Offering Circular during the term of the Offering to reflect changes or additions to the information presented, as required by SEC rules.

Among other things, while the Offering is being conducted, we will file a “sticker supplement” pursuant to Rule 253(g) of SEC Regulation A for each project in which we intend to invest, at such time as we determine that there is a reasonable probability that we will invest. The supplement will describe the project and will disclose all compensation and fees paid to the Manager or its affiliates in connection with the acquisition.

At least once every three months, we will consolidate all such sticker supplements into a “post-qualification amendment” to this Offering Circular. Where appropriate, the post-qualification amendment will also include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X for properties acquired during the distribution period.

We will also file, after the end of the distribution period, a current report on Form 1-U containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X (as applicable), to reflect each commitment (i.e., the signing of a binding purchase agreement) to purchase a property made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the Offering, and we will provide the information contained in such report to Investors at least once each quarter after the distribution period ends.

USE OF PROCEEDS

We expect that the principal costs of the Offering will be (i) legal and accounting costs, and (ii) marketing costs, i.e., the costs associated with marketing the Offering itself. We expect the legal accounting costs to be about $75,000, no matter how much money we raise. The marketing costs, on the other hand, will vary depending on the size of the Offering: the more money we spend marketing the Offering, the more money we expect to raise. Roughly speaking, we expect to spend about 1% of the money raised on marketing. Thus, if we raise $5,000,000 in the Offering we expect to spend about $50,000 on marketing, while if we raise $50,000,000 in the Offering we expect to spend about $500,000 on marketing.

After paying these costs, all of the proceeds of the Offering, no matter how much we raise, will be used to invest in real estate projects and to pay the Company’s normal operating costs, including fees to the Manager and its affiliates.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you.

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INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 (the “1940 Act”) is subject to stringent and onerous regulation, like a mutual fund. Being an investment company isn’t illegal, but is very expensive. If the Company were treated as an investment company it would be very bad for our business and our Investors.

Under section 3(a) of the 1940 Act, the term “investment company” means any company that:

●	Is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

●	Is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

●	Is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

Real estate itself is not a “security” for purposes of the 1940 Act. Thus, if all of the Company’s assets consisted of direct interests in real estate – direct ownership of land and buildings – the Company could not be an investment company.

However, the Company will own most assets through other companies. For example, the Company might own an interest in a real estate development through a limited liability company. Because an interest in a limited liability company is generally treated as a “security” within the meaning of the 1940 Act, the possibility remains that the Company could be treated as an investment company looking only at section 3(a)(1) of the statute.

However, section 3(b)(1) of the 1940 Act provides that “Any [company] primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities” will not be treated as an “investment company.” Further, 17 CFR §270.3a-1, a regulation issued by the SEC pursuant to section 3(b)(1), provides that a company will not be treated as an investment company if no more than 45% of the value of its assets (exclusive of government securities and cash items) consist of, and no more than 45% of its after-tax income is derived from, securities other than:

●	Government securities;

●	Securities issued by employees’ securities companies;

●	Securities issued by majority-owned subsidiaries which are not themselves investment companies; and

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●	Securities issued by companies:

o	Which are controlled primarily by the company in question;

o	Through which the company in question engages in a business other than that of investing, reinvesting, owning, holding or trading in securities; and

o	Which are not themselves investment companies;

For these purposes:

●	A subsidiary is a “majority-owned subsidiary” if the parent owns at least 50% of the voting securities of the subsidiary;

●	A parent is deemed to “control” a subsidiary if it has the power to exercise a controlling influence of the management or policies of the subsidiary; and

●	A parent is deemed to “control primarily” a subsidiary if (1) it has the power to exercise a controlling influence of the management or policies of the subsidiary, and (2) this power is greater than the power of any other person.

In all or almost all cases where the Company owns real estate indirectly, through a limited liability company or another entity (i) the Company will have the power to exercise a controlling influence of the management or policies of the limited liability company or other entity, and (ii) this power will be greater than the power of any other person. Hence, the Company should be deemed to “control primarily” the entity and, as a result, neither the asset nor the income of such entity should be taken into account in determining whether the Company exceeds the 45% limits provided in 17 CFR §270.3a-1.

This being the case, the Company expects to satisfy the requirements of 17 CFR §270.3a-1 and, consequently, to be exempted from the definition of “investment company” under the 1940 Act.

Section 5.7 of the LLC Agreement requires the Manager to use commercially reasonable efforts to satisfy the requirements of 17 CFR §270.3a-1 and ensure that the Company is not treated as an “investment company” within the meaning of the 1940 Act.

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SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated August 20, 2020. We refer to this as the “LLC Agreement.”

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.2 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on August 20, 2020 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners are referred to as “Members.”

Immediately before this Offering, the only owner of the Company was the Sponsor. Investors who buy Class A Investor Shares in the Offering will become owners, and the Company might admit other owners in the future.

Shares and Ownership

The interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more classes, by adopting one or more authorizing resolutions. Anyone owning Investor Shares is referred to in the LLC Agreement as an “Investor Member.”

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an “Investor Member” under the LLC Agreement.

All of the Common Shares of the Company are owned by DiversyFund, Inc., an affiliate of the Manager, which we refer to as the “Sponsor.” The Class A Investor Shares will be owned by Investors, and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

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Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

Certain terms of the services to be provided by the Manager, as well as the compensation to be paid to the Manager by the Company, are set forth in the Management Services Agreement between the Company and the Manager dated August 20, 2020, which we refer to as the “Management Agreement.” The principal terms of the Management Agreement are summarized in “Summary of Management Agreement” starting on page 50, while a copy of the Management Agreement is attached as Exhibit 1A-6B.

The Manager can only be removed for “cause” under a procedure set forth in section 5.6 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement or the Management Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least 75% of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager, its affiliates, their members, managers, officers, employees, and agents, and the officers, employees, and agents of the Company from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.” The LLC Agreement also provides that these persons do not owe any fiduciary duties to the Company or its owners.

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The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. For example, if a third party sued the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions.”

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, the Manager may prohibit a transfer that the Manager determines would jeopardize the status of the Company as a REIT.

If an Investor wants to sell Class A Investor Shares, the Investor must first offer the Class A Investor Shares to the Manager.

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Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Compensation of Management.”

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in some circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions.”

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

No Redemption Right

Investors will not have any right to cause the Company to redeem (buy back) their Class A Investor Shares.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Change the name of the Company;

●	Ensure that the Company (including the Company) satisfies applicable laws, including tax and securities laws; and

●	Ensure that the Company is eligible to be treated as a REIT.

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An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, (ii) audited financial statements of the Company, (iii) a statement of the income and expenses of the Company, and (iv) a description of the Company’s investments, and a valuation of the investments performed in good faith by the Manager.

In addition, each year the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Within 60 days after the end of the first three fiscal quarters of each fiscal year, we will also provide to Investors a report containing, among other items, an overview of the Company’s investments, unaudited financial statements, a summary of the distributions made during the quarter, and a statement of such Investor’s capital account.

As a “tier 2” issuer under Regulation A, the Company may also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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Summary of Management Agreement

DF Manager, LLC, a Delaware limited liability company, is designated as the “manager” of the Company under the LLC Agreement. Under section 5.2 of the LLC Agreement, the Manager has:

[F]ull and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The Company and the Manager entered into a contract called a “Management Services Agreement” dated August 20, 2020, which we refer to as the “Management Agreement.” The Management Agreement describes at length and in detail many of the duties of the Manager, and also describes the Manager’s compensation. However, the list of the Manager’s duties and authority in the Management Agreement is not exclusive. Under the broad grant of authority in the LLC Agreement, the Manager could have duties and authority not listed in the Management Agreement.

The Management Agreement is included as Exhibit 1A-6B.

The duties of the Manager include managing our investments, raising money, accounting and administrative services, and managing investor relations. Some of the specific duties of the Manager are:

●	Conducting this Offering

●	Establishing investment guidelines, policies, and procedures

●	Overseeing and conducting due diligence

●	Arranging for financing from banks and other financial institutions

●	Reviewing joint venture opportunities

●	Keeping and maintaining the books and records of the Company

●	Managing the Company’s portfolio of assets

●	Managing the administrative and back-office functions of the Company

●	Collecting, maintaining, and distributing information

●	Determining the improvements to be made to properties owned by the Company

●	Maintaining appropriate technology systems

●	Making, changing, and revoking tax elections including making an election be treated as a REIT and to be treated as a corporation for tax purposes

●	Complying with SEC requirements

●	Managing distributions and payments to Investors

●	Handling redemption requests from Investors

●	Engaging property managers, contractors, attorneys, accountants, and other third parties

●	Entering into contracts and other agreement

The compensation of the Manager is described in “Compensation of Management.”

The Management Agreement will remain in effect for as long as the Manager is the manager of the Company under the LLC Agreement.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the Federal income tax consequences of the Company and Investors. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the Federal income tax consequences of acquiring Class A Investor Shares, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Federal Income Taxation of the Company

We intend to elect to be taxed as a “real estate investment trust,” or “REIT,” beginning with our first taxable year.

Assuming that we qualify as a REIT, the Company itself will generally not be subject to federal income taxes on net income that is currently distributed to shareholders. The Company will, however, be subject to federal income tax as follows:

●	We will be taxed at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

●	A REIT may generally be subject to the “alternative minimum tax.”

●	If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

●	If the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a tax of 100% of the net income from such prohibited transactions.

●	If we are able to maintain our qualification as a REIT despite any failure to satisfy either the 75% or 95% income test (discussed below), we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% of income test multiplied by (b) a specified fraction.

●	If we maintain our qualification as a REIT, despite any failure to satisfy the REIT asset tests (discussed below), then we will have to pay a tax equal to the greater of $50,000 or the highest marginal corporate tax rate multiplied by the net income generated by the qualifying assets.

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●	A REIT will be subject to a 4.0% excise tax if it fails to make certain minimum distributions each calendar year.

●	A 35% tax will be imposed on the excess inclusions allocable to disqualified entities that hold interests in the REIT.

●	If a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if a REIT such as the Company holds assets beginning on the first day of the first taxable year for which the Company qualifies as a REIT) and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the Recognition Period) beginning on the date on which the asset was acquired by the REIT (or the REIT first qualified as a REIT), then the excess of: (a) the fair market value of the assets as of the beginning of the applicable Recognition Period, over (b) the REIT’s adjusted basis in such assets as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the Built-In Gain Rules).

●	A REIT will be subject to a tax equal to 100% of re-determined rents, re-determined deductions, and excess interest between a REIT and its taxable REIT subsidiary.

●	A REIT will be subject to the personal holding company tax, if the REIT qualifies as a personal holding company and has undistributed personal holding company income.

If we failed to satisfy one or more of the technical requirements described below, we might nevertheless be entitled to be treated as a REIT under certain “relief” provisions. Otherwise, we would be subject to tax on our taxable income at regular corporate rates, with no deduction allowed for distributions to shareholders. The resulting corporate income tax liability would significantly reduce the cash available for distribution to Investors.

Requirements for Qualifying as a REIT

To qualify as a REIT, we must elect to be treated as a REIT and meet certain requirements related to our organization, income, assets and distributions. Each set of requirements is discussed in turn below.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

●	Managed by one or more trustees or directors;

●	The beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial ownership;

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●	Which (but for sections 856 through 859 of the Code) would be taxable as a domestic corporation;

●	Which is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

●	The beneficial ownership of which is held by at least 100 persons;

●	During the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by or for five or fewer “individuals,” as defined in the Code to include certain entities;

●	Files an election or continues such election to be taxed as a REIT on its return for each taxable year;

●	Uses the calendar year as its taxable year; and

●	Meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

Income Test Requirements

To maintain qualification as a REIT, on an annual basis we must meet the following two gross income requirements:

●	At least 75% of our gross income for the taxable year must be derived from, among other things, rents from real property (with some exceptions), interest on obligations secured by mortgages, and certain gains on the sales of property.

●	In addition to deriving 75% of our gross income from, among other things, the sources listed above, at least 95% of the REIT’s gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property.

To satisfy the gross income requirements any “rents from real property” received must meet the following conditions:

●	The amount of rent must not be based in whole or in part on the income or profits of any person, but can be based on a fixed percentage of receipts or sales;

●	The rent cannot be from a tenant of which we and our affiliates own 10% or more of (i) the total combined voting power of all classes of voting stock, or total value of shares of all classes of stock, if a corporate tenant, or (ii) the interests in the assets or net profits of an entity, if not a corporate tenant;

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●	The rent cannot be attributable to personal property unless it is leased in connection with real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received for the taxable year attributable to both the real and personal property leased under such lease; and

●	The rent cannot be attributable to services furnished or rendered in connection with the rental of real property, unless such services are customarily provided in connection with the rental of real property, whether or not such charges are separately stated.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease.

We may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Non-customary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

Asset Test Requirements

At the close of each quarter of the taxable year, we must also satisfy the following four tests related to the nature and diversification of our assets:

●	At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities;

●	No more than 25% of the value of our total assets can be represented by securities (other than those securities includible in the 75% asset test);

●	No more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries; and

●	With the exception of taxable REIT subsidiaries and those securities includible under the 75% asset test, we may not own:

o	Securities of any one issuer whose value exceeds 5% of the value of our total assets;

o	More than 10% of any one issuer’s outstanding voting securities; and

o	More than 10% of the value of the outstanding securities of any one issuer.

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Annual Distribution Requirements

To qualify as a REIT, we must meet the following annual distribution requirements:

●	We must distribute (other than capital gain distributions) to our beneficiaries an amount at least equal to the sum of: (i) 90% of the REIT taxable income (computed without regard to the dividends-paid deduction and by excluding our net capital gain), and (ii) 90% of the net income, if any, from foreclosure property in excess of the excise tax on net income from foreclosure property, minus the sum of certain items of non-cash income.

●	We must distribute during each calendar year at least the combined sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods.

●	We may not dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

Taxation Of Investors

How Income is Reported To Investors

Each Investor will receive a Form 1099 from the Company each year, and will transfer the information onto his, her, or its personal tax return. Investors will not receive a Form K-1 from the Company.

Taxation of Distributions

Distributions to Investors other than “capital gain dividends” will be treated as taxable dividends up to the amount of the Company’s current or accumulated earnings and profits. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, up to an Investor’s tax “basis” in his, her, or its Class A Investor Shares, then as capital gain.

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Dividends that we declare in October, November, or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by Investors on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Dividends from the Company will not be treated as “qualifying dividends,” which are eligible for lower tax rates (generally the same tax rates that apply to long term capital gains).

“Capital gain dividends” will be reported as long-term capital gains on the tax returns of Investors (to the extent that they do not exceed our actual net capital gain for the taxable year), without regard to how long an Investor has owned his, her, or its Class A Investor Shares.

Taxation of Losses

Because the Company will be taxed as a corporation, and not as a partnership, Investors may not report on their own income tax returns any tax losses incurred by the Company.

Additional Medicare Tax

Higher-income taxpayers are subject to an additional 3.8% tax on net “investment income.” Income Investors receive from the Company will be included as “investment income” for these purposes.

Tax on Sale of Class A Investor Shares

An Investor who sells Class A Investor Shares generally will realize capital gain or loss equal to the difference between the selling price and his, her, or its adjusted tax “basis” in the Class A Investor Shares. If the Investor has owned the Class A Investor Shares for at least one year, any gain would generally be treated as long term capital gain.

Passive Activity Losses

Taxable distributions from the Company will not be treated as “passive activity income” under Code section 469 and may not be offset against losses from passive activities.

Withholding Taxes

We might be required to withhold federal income tax from distributions under certain circumstances, e.g., where an Investor has failed to provide us with a valid taxpayer identification number.

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Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes, and does not address the impact of other taxes on an investment in the Company, including Federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

LEGAL PROCEEDINGS

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is currently engaged in any material legal proceedings, except as provided in “Our Management Team – Legal Proceedings.”

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company, currently the subject of any investigation or proceedings by any governmental authorities.

TESTING THE WATERS MATERIALS

Before the Offering is qualified by the SEC, we might engage in what is commonly referred to as “testing the waters” under 17 CFR §230.255. For example, we might ask for expressions of interest via the Site.

In accordance with the SEC’s rules, all of our communications with potential investors will:

●	State that no money or other consideration is being solicited, and if sent in response, will not be accepted;

●	State that no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date;

●	State that a person’s indication of interest involves no obligation or commitment of any kind; and

●	Either:

o	State from whom a copy of the most recent version of the Preliminary Offering Circular may be obtained, including a phone number and address of such person;

o	Provide the URL where such Preliminary Offering Circular, or the offering statement in which such Preliminary Offering Circular was filed, may be obtained; or

o	Include a complete copy of the Preliminary Offering Circular.

A copy of any such communications will be filed with the SEC.

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MANAGEMENT DISCUSSION

Operating Results

The Company was created on August 20, 2020. The Company has not conducted any business and therefore has no operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $50,000,000 of capital in this Offering by selling Class A Investor Shares to Investors.

The Company does not currently have any capital commitments. We expect to deploy almost all of the capital we raise in the Offering in making real estate investments, as described in “Use of Proceeds” on page 42. Should we need more capital for any reason, we could either sell more Class A Investor Shares or sell other classes of securities. In selling Class A Investor Shares or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company will operate in the manner described in “Our Company and Business.”

Whether we raise $50,000,000 in the Offering or something less, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $50,000,000, we will simply make fewer investments. Although we might decide to raise more capital, we know of no reason why we would need to.

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FINANCIAL STATEMENTS

DF Growth REIT, LLC

Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

August 6, 2020 (inception)

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DF Growth REIT II, LLC

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INDEPENDENT AUDITOR’S REPORT

To the Management

of DF Growth REIT II, LLC

We have audited the accompanying balance sheet of DF Growth REIT II, LLC (a Delaware limited liability company), which comprise the balance sheet as of August 6, 2020 (inception) and the related notes to the financial statement.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of DF Growth RIET II, LLC as of August 6, 2020 (inception), in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that DF Growth REIT II, LLC will continue as a going concern. As discussed in Note 3 to the financial statements, there is substantial doubt about the ability of DF Growth REIT II, LLC to continue as a going concern as of August 6, 2020. Management’s evaluation of the events and conditions and management’s plans in regard to that matter also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, UT
September 23, 2020

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DF Growth REIT II, LLC
Balance Sheet

As of August 6, 2020 (inception)

As of August 6, 2020
ASSETS
Deferred Offering Costs	$14,029
TOTAL ASSETS	$14,029

LIABILITIES AND EQUITY

LIABILITIES
Accounts Payable	$14,029
TOTAL LIABILITIES	$14,029

TOTAL LIABILITIES AND EQUITY	$14,029

The accompanying notes are an integral part of these financial statements.

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DF Growth REIT II, LLC
Notes to the Financial Statements
August 6, 2020 (inception)

Note 1 – Nature of Operations

DF Growth REIT II, LLC (the “Company”) is a limited liability company organized August 6, 2020 under the laws of Delaware. The Company was formed to purchase and invest in certain real estate properties and projects such as multi-family and commercial real estate.

As of August 6, 2020 (inception), the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is externally managed by DF Manager, LLC., (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. As of August 6, 2020 (inception), deferred offering costs totaled $14,029.

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Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of August 6, 2020 (inception).

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred. The Company has not incurred any organizational costs as of August 6, 2020 (inception).

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

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Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of August 6, 2020 (inception), the Company has not presented basic net loss per unit or diluted net loss per unit.

Note 3 – Going Concern

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur additional costs in pursuit of its capital financing plans, and has not generated any revenues as of August 6, 2020 (inception). The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts.

Note 4 – Member’s Equity / (Deficit)

No membership units have been issued and no capital has been contributed to the Company as of August 6, 2020 (inception).

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 5 – Subsequent Events

Management has evaluated all subsequent events through September 23, 2020, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

Note 6 – Miscellaneous Items

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the company, per Alan Lewis, Chief Investment Officer, this COVID-19 outbreak is not expected to have a permanent negative impact on DF Growth REIT II’s operations. Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, such as impairment losses related to goodwill and other long-lived assets.

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GLOSSARY OF DEFINED TERMS

1940 Act	The Investment Company Act of 1940.
ADA	Americans with Disabilities Act of 1990.
Class A Investor Shares	The limited liability company interests in the Company that are being offered to the public in the Offering.
Common Shares	The limited liability company interests in the Company owned by the Sponsor.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	DF Growth REIT II LLC, a limited liability company formed under the laws of Delaware.
Growth REIT I	DF Growth REIT LLC, an affiliate of the Sponsor that has offered and sold securities under Regulation A.
Investor	Anyone who purchases Class A Investor Shares in the Offering.
Management Agreement	The agreement captioned “Management Services Agreement” dated August 20, 2020 by and between the Company and the Manager.
Manager	DF Manager, LLC.
Members	The owners of the Company. Under the Delaware Limited Liability Company Act, the owners of a limited liability company are referred to as “members.”
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.
LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated August 20, 2020.
Project Entity	A limited partnership, limited liability company, or other legal entity formed to own a real estate project.
Promoted Interest	The economic right of the Sponsor to share in the profits of the Company, over and above its rights as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Regulation D Program	An offering conducted by the Sponsor or one of its affiliates that involved raising money from investors under Regulation D (17 CFR §230.500 et seq) and investing in real estate.
REIT	Real Estate Investment Trust, as defined in section 856 of the Code.
Shares	The limited liability company interests in the Company, which are divided into two classes: Common Shares and Investor Shares.
Site	The Internet site located at www.DiversyFund.com.
Sponsor	DiversyFund, Inc.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

DF Growth REIT, LLC

750 B Street

Suite 1930

San Diego, CA. 92101

(858) 430-8528

www.DiversyFund.com

January 19, 2021

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation
Exhibit 1A-2B	LLC Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated August 20, 2020.
Exhibit 1A-2C	Authorizing Resolution – The resolution adopted by the Manager creating the Class A Investor Shares.
Exhibit 1A-6A	Investment Agreement – The agreement to be signed by each Investor to acquire a Class A Investor Shares.
Exhibit 1A-6B	Management Agreement – The agreement captioned “Management Services Agreement” by and between the Company and the Manager dated August 20, 2020.
Exhibit 1A-11	Consent of Independent Auditor.
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.
Exhibit 1A-15	Organizational Chart of the Company.
Exhibit 1A-15.1	Offering Circular dated October 30, 2020 filed pursuant to Rule 252(d).
Exhibit 1A-15.2	Results of Prior Programs.
Exhibit 1A-15.3	Letter from SEC dated November 24, 2020.
Exhibit 1A-15.4	Letter from SEC dated January 8, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 19, 2021.

DF Growth REIT II, LLC

By:	DF Manager, LLC, as Manager

By:	DiversyFund, Inc., as Manager

By	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan Lewis
Alan Lewis
Director and Chief Investment Officer of DiversyFund, Inc.
(Acting in Capacity of Principal Financial Officer and Principal Accounting Officer)
January 19, 2021

/s/ Craig Cecilio
Craig Cecilio
Director and Chief Executive Officer of DiversyFund, Inc.
January 19, 2021

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